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                                                                   Exhibit 99.1

                     [LETTERHEAD OF NEUBERGER BERMAN INC.]


                                        CONTACT: Peter E. Sundman
                                                 Neuberger Berman
                                                 212-476-8924

                                                 Scott Sunshine/Brandon Ashcraft
                                                 Towers Group
                                                 212-354-5020




FOR IMMEDIATE RELEASE


                           NEUBERGER BERMAN TO ACQUIRE
                   INVESTMENT ADVISOR TO SMALL-CAP BLEND FUND

                   ------------------------------------------

       Fasciano Fund Will Expand Neuberger Berman's Mutual Fund Offerings


NEW YORK, October 16, 2000 - Neuberger Berman announced it intends to acquire Fasciano Company, the investment advisor to Chicago-based Fasciano Fund, a small-capitalization blend mutual fund. The Fund, which was launched by Michael Fasciano in 1987, has approximately $240 million in assets. Terms were not disclosed and the agreement is subject to certain conditions.

"We were looking for a fund to round out Neuberger Berman's line of small-cap offerings," said Peter E. Sundman, Executive Vice President of Neuberger Berman. "We were fortunate to find the Fasciano Fund which does exactly that and is run by Michael Fasciano, a top money manager. We will continue to seek opportunistic acquisitions like this, which offer our fund shareholders further diversification."

The Fasciano Fund, which will be renamed the Neuberger Berman-Fasciano Fund, will fill the style box between Genesis, Neuberger Berman's small-cap value fund, and Millennium, its small-cap growth offering. Michael Fasciano will continue to manage the fund and will be based in Neuberger Berman's Chicago office.

                                     (MORE)


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NEUBERGER BERMAN ACQUIRES.../PAGE 2

"Joining Neuberger Berman is a strategic business decision that allows me to spend more time doing what I do best - managing money," said Michael Fasciano, Fasciano Fund's founder and portfolio manager. "I've always admired Neuberger Berman for its rich tradition of serving long-term investors and look forward to being an integral part of their team."

Neuberger Berman is an investment advisory company that has provided clients with a broad range of investment products, services and strategies for more than 60 years. The firm engages in private asset management, estate planning and trust services, mutual funds and institutional management, and professional securities services, for individuals, institutions, corporations, pension funds, foundations and endowments.

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